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                                                                    Exhibit 10.1


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This AMENDMENT ("Amendment") to the EMPLOYMENT AGREEMENT by and between VALUEVISION INTERNATIONAL, INC., a Minnesota corporation (hereinafter referred to as "Employer") and ROBERT L. JOHANDER (hereinafter referred to as "Employee"), dated September 1, 1993 ("Employment Agreement"), is made this 5th day of January, 1998.

                  WHEREAS, in connection with the proposed merger between the Employer and National Media Corporation, a Delaware corporation ("NMC"), pursuant to the Agreement and Plan of Reorganization and Merger ("Merger Agreement"), dated as of the date hereof between the Employer, NMC and V-L Holdings Corp., a Delaware Corporation ("Parent"), the Employer and the Employee wish to modify certain provisions of the Employment Agreement effective as of the Effective Time, as defined in the Merger Agreement, ("Effective Time"); and

                  WHEREAS, the Employer and Employee further wish to amend the Employment Agreement to reflect the changes to Employee's incentive compensation, as provided in the Employment Agreement, that were previously approved pursuant to resolutions adopted by the unanimous written consent of the Board of Directors of the Employer effective July 1, 1995.

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. The first sentence of Paragraph 3 of the Employment Agreement is amended to read as follows effective as of the Effective Time:

                  "Employee shall serve as Chairman of the Board and Chief Executive Officer of the Employer and Co-Chairman of the Board of Parent and, until such time as a new Chief Executive
                  Officer of the Parent is hired, as Interim Chief Executive Officer of the Parent, and shall perform such other duties as assigned by the Board of Directors of Employer ("Board") from time to time and shall faithfully and to the best of his ability perform such reasonable duties and services of an active, executive, administrative and managerial nature as shall be specified and designated from time to time by the Board so long as such duties are consistent with responsibilities of executives with similar positions in the consumer product, retail or direct marketing businesses with total sales in excess of $100,000,000 annually."
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                  2. Paragraph 4(c) of the Employment Agreement shall be amended to read in its entirety effective July 1, 1995, as follows:

                  "c. As incentive compensation to Employee ("Incentive Compensation"), Employer shall grant to Employee, pursuant to the Valuevision International, Inc. 1994 Executive Stock Option and Compensation Plan ("Executive Plan"), two series of Employee Stock Options to purchase its Class A Common Stock (collectively "Options"), the first to be known as the "$8.50 Options" to be granted to Employee with an exercise price of $8.50 each, for a total number of 375,000 shares on terms set forth below, with an exercise period of seven years from January 31, 1995, and the second series to be known as the "$10.50 Options" to be granted to Employee with an exercise price of $10.50 each, for a total number of 375,000 shares on terms set forth below, with an exercise period of ten years from January 1, 1995. Options shall become exercisable by Employee on the earlier to occur of (i) January 1, 2002 and
                  (ii) should net income before taxes of Employer, as calculated in accordance with generally accepted accounting principles by the outside auditor regularly engaged by Employer ("Net Income"), exceed the following amounts during each fiscal year of Employer during the term hereof, the first day of the following fiscal year thereof:

                           "(i) For the first fiscal year ended January 31,
                  1995, if Net Income is $2,000,000 or greater, Employee shall be entitled to exercise 75,000 $8.50 Options and 75,000 $10.50 Options.

                           "(ii) For the second fiscal year ended January 31,
                  1996, if Net Income is $5,250,000 or greater, Employee shall be entitled to exercise 75,000 $8.50 Options and 75,000 $10.50 Options.

                           "(iii) For third fiscal year ended January 31, 1997,
                  if Net Income is $8,500,000 or greater, Employee shall be entitled to exercise 75,000 $8.50 Options and 75,000 $10.50 Options.

                           "(iv) For the fourth fiscal year ended January 31,
                  1998, if Net Income is $11,750,000 or greater, Employee shall be entitled to exercise 75,000 $8.50 Options and 75,000 $10.50 Options.

                           "(v) For the fifth fiscal year ended January 31,
                  1999, if Net Income is $15,000,000 or greater, Employee shall be entitled to exercise 75,000 $8.50 Options and 75,000 $10.50 Options.

                           "(vi) In the event that the Company fails to achieve
                  a Net Income Goal in any years, Employee will be able to exercise the options attributable to such "missed" year if in a subsequent year the Company's Net Income is greater than or equal to such subsequent year's Net Income Goal plus the Net Income Goal for the missed year. For example, in the event Net Income for the fiscal year ended January 31, 1997, is $10,500,000, Employee shall not be able to exercise Options


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                  available for the fiscal year January 31, 1995 (if Options were not earned or purchased for the fiscal year ended January 31, 1995); however, if Net Income exceeds $13,750,000 in the fiscal year ended January 31, 1997, Employee will be able to exercise Options if they were not previously purchased during the immediately preceding fiscal year ended January 31, 1996.

                           "(vii) Notwithstanding anything to the contrary set
                  forth hereinabove, the grant of the Options to Employee is expressly subject to and contingent upon the Employer obtaining shareholder approval of the Executive Plan pursuant to Section 16(b)(3) of the Securities Exchange Act of 1934, as amended. Employer shall take all actions reasonably necessary to obtain such approval. If the Executive Plan is not approved by the shareholders of the Employer on or before the next annual meeting, this Employment Agreement shall be null and void and of no effect whatsoever."

                  3. Bonus. The Employee shall be entitled to receive any bonuses, whether in cash or otherwise, that may be awarded or granted to the Employee by the Board of Directors (or an appropriate committee thereof) of the Employer, in its sole discretion, in connection with Employee's employment hereunder, including, without limitation, awards or grants based on the financial performance of the Employer or made in connection with the consummation of a corporate or financial transaction involving the Employer.

                  4. Indemnification. The Employer shall indemnify and hold harmless the Employee, his executors, administrators or assigns, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the fullest extent permitted under applicable law and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Employee provides an undertaking to repay such advances if it is ultimately determinated that he is not entitled to such indemnification.

                  5. Except to the extent expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its original terms. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.


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                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

           EMPLOYER:                   VALUEVISION INTERNATIONAL, INC.
                                       a Minnesota corporation

                                       By:  /s/  David Quinby
                                       Its:   Vice President and General Counsel
           EMPLOYEE:

                                       /s/ Robert L. Johander
                                       Robert L. Johander

         APPROVED:

         /s/  Paul D. Tosetti
         Director, Compensation Committee Member
         on behalf of ValueVision International, Inc.



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